

2014

1st Quarter Report

FIRST GUARANTY BANCSHARES, INC.

A Message to Our Stockholders

Dear Shareholders,

Progress. Growing stronger.

As of March 31, 2014, income available to common shareholders for the first quarter 2014, totaled $2,686,000, an increase of 48.8% above the $1,806,000 recorded in the first quarter 2013. These numbers reflect the progress made throughout all areas of the bank's operations in the past year. Loan interest increased by $412,000. Total interest expense decreased by $564,000. As a reflection of the improved asset quality, the provision for loan losses decreased to $300,000 for the quarter compared to $904,000 in 2013. Noninterest expense decreased by $80,000. As a result of hitting our goals in SBLF lending, the preferred stock dividends paid to the Treasury decreased by $184,000.

When you put it all together, earnings per common share rose to $0.43 for the quarter compared to $0.29 for the first quarter of 2013. As a result of the improvement in income, the balance sheet continued to strengthen. Gross loans increased to $709,911,000. Total assets increased to $1,441,854 compared to $1,383,745 as of December 31, 2013. Retained earnings increased by $5,285,000 as of March 31, 2014 compared to March 31, 2013.

As to asset quality, as of March 31, 2014 total nonperforming assets continued their decline totaling $15,878,646 compared to a peak as of February 28, 2011 of $45,595,071. The March 31, 2014 level equaled 16.75% of core capital whereas the February 28, 2011 total equaled 58.02% of core capital. Likewise, as of March 31, 2014 total past due and nonaccrual loans as a percentage of gross loans dropped to 2.54% compared to the high of 9.97% as of February 29, 2012.

The battle is far from over. We have a tremendous amount of work to do to attain the levels and the goals that we expect from First Guaranty Bancshares, Inc. We are making progress. First Guaranty Bancshares, Inc. is getting stronger and progressing to our goal of a fortress balance sheet. We must continue to grow. We must increase the loan portfolio. We must continue to reduce expenses. We must increase profitability. We must increase shareholder's equity. We must continue to progress.

Thank you for your investment in First Guaranty Bancshares, Inc. and for your continued support. If you have any questions about our financial position or any of the information presented in this report, please contact me directly at (985) 375-0350.

Sincerely,

Alton B. Lewis
Chief Executive Officer/President
First Guaranty Bancshares, Inc.

Statements of Condition
(in thousands, except share data)

	March 31, 2014 (unaudited)	March 31, 2013
Assets		
Cash and cash equivalents:		
Cash and due from banks	$79,586	$75,610
Federal funds sold	252	2,773
Cash and cash equivalents	79,838	78,833
Interest-earning time deposits with banks	747	747
Investment securities:		
Available for sale, at fair value	473,104	571,634
Held to maturity, at cost (estimated fair value of $140,414 and $47,830, respectively)	146,597	47,972
Investment securities	619,701	619,606
Federal Home Loan Bank stock, at cost	999	555
Loans held for sale	-	-
Loans, net of unearned income	709,911	653,285
Less: allowance for loan losses	9,617	9,407
Net loans	700,294	643,878
Premises and equipment, net	19,459	19,512
Goodwill	1,999	1,999
Intangible assets, net	1,986	2,329
Other real estate, net	2,743	4,409
Accrued interest receivable	6,414	6,317
Other assets	7,674	6,010
Total Assets	$1,441,854	$1,383,745
Liabilities and Stockholders' Equity		
Deposits:		
Noninterest-bearing demand	$193,680	$190,642
Interest-bearing demand	395,640	322,124
Savings	67,546	64,510
Time	639,903	650,514
Total deposits	1,296,769	1,227,790
Short-term borrowings	10,189	14,674
Accrued interest payable	2,517	3,179
Long-term borrowings	350	950
Other liabilities	2,573	3,048
Total Liabilities	1,312,398	1,249,641
Stockholders' Equity		
Preferred stock:		
Series C - $1,000 par value - authorized 39, 435 shares; issued and outstanding 39,435	39,435	39,435
Common stock:		
$1 par value - authorized 100,600,000 shares; issued 6,294,227	6,294	6,294
Surplus	39,387	39,387
Treasury stock, at cost, 2,895 and 600 shares, respectively	(54)	(54)
Retained earnings	49,156	43,871
Accumulated other comprehensive income	(4,762)	5,171
Total Stockholders' Equity	129,456	134,104
Total Liabilities and Stockholders' Equity	$1,441,854	$1,383,745

Statements of Income

(in thousands, except share, per share data and percentages)

	For the Periods Ended March 31,	
	2014	2013
	(unaudited)	
Interest Income:		
Loans (including fees)	$9,508	$9,096
Loans held for sale	-	-
Deposits with other banks	32	40
Securities (including FHLB stock)	3,341	3,368
Federal funds sold	-	-
Total Interest Income	12,881	12,504
Interest Expense:		
Demand deposits	351	362
Savings deposits	8	14
Time deposits	1,967	2,506
Borrowings	30	38
Total Interest Expense	2,356	2,920
Net Interest Income	10,525	9,584
Provision for loan losses	300	904
Net Interest Income after Provision for Loan Losses	10,225	8,680
Noninterest Income:		
Service charges, commissions and fees	1,072	1,151
Net gains on securities	153	777
Net gains on sale of loans	19	(25)
Gains on sale of assets	9	-
Other	378	327
Total Noninterest Income	1,631	2,230
Noninterest Expense:		
Salaries and employee benefits	3,830	3,526
Occupancy and equipment expense	993	981
Other	2,801	3,197
Total Noninterest Expense	7,624	7,704
Income Before Income Taxes	4,232	3,206
Provision for income taxes	1,447	1,117
Net Income	2,785	2,089
Preferred stock dividends	(99)	(283)
Income Available to Common Shareholders	$2,686	$1,806
Per Common Share:		
Earnings	$0.43	$0.29
Cash dividends paid	$0.16	$0.16
Book Value	$14.31	$15.05
Average Common Shares Outstanding	6,291,332	6,291,332
Return on Average Assets	0.78%	0.60%
Return on Average Common Equity Adjusted For Preferred Dividends	12.27%	7.69%

Banking Center Locations

Full-Service Banking Centers

South Louisiana

Abbeville Banking Center
Amite Banking Center
Denham Springs
  Banking Center
Greensburg Banking Center
Hammond Banking Centers:
  First Guaranty Square
  Guaranty West
Independence Banking Center
Jennings Banking Center
Kentwood Banking Center
Kentwood West Banking Center
Montpelier Banking Center
Ponchatoula Banking Centers:
  Ponchatoula
  Berryland
Walker Banking Center
Watson Banking Center

North Louisiana

Benton Banking Center
Dubach Banking Center
Haynesville Banking Center
Homer Banking Center
Oil City Banking Center
Vivian Banking Center

Service24 ATM Locations

North Louisiana

Benton
  189 Burt Boulevard
Dubach
  117 East Hico Street
Haynesville
  10065 Hwy 79
Homer
  401 North 2nd Street
Oil City
  126 South Hwy 1
Vivian
  102 East Louisiana Ave.

Service24 ATM Locations

South Louisiana

Abbeville
  799 West Summers Drive
Amite
  100 East Oak Street
  1014 West Oak Street
Denham Springs
  2231 South Range Ave.
Greensburg
  6151Hwy 10
Hammond
  1201 West University Ave.
  2111West Thomas Street
  400 East Thomas Street
  North Oaks Medical Center
  North Oaks Rehabilitation Center
Independence
  455 West Railroad Ave.
Jennings
  500 North Cary
Kentwood
  723 Ave. G
Livingston
  17199 Spring Ranch Road
  (Livingston Parish Medical Ctr.)
Loranger
  19518 Hwy 40
Montpelier
  35651 Hwy 16
Ponchatoula
  105 Berryland
  195 North 6th Street
Robert
  22628 Hwy 190
Walker
  29815 Walker Rd. S
Watson
  33818 Hwy 16

FIRST GUARANTY BANCSHARES, INC.
Committed To Customer Satisfaction

FIRST GUARANTY BANCSHARES, INC.

Post Office Box 2009
Hammond, Louisiana 70404-2009

PRESORTED
FIRST-CLASS MAIL
U.S. POSTAGE PAID
BATON ROUGE, LA
PERMIT NO. 984